Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Englewood, Colorado, March 1, 2023 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2022 results. Headlines include (1):

●On schedule to complete planned split-off of Atlanta Braves Holdings, Inc. and reclassification of tracking stocks to create Liberty Live Group tracking stock in second quarter 2023
●Attributed to Liberty SiriusXM Group
oSiriusXM reported strong full year 2022 results
◾2022 revenue of $9.0 billion; up 4% year-over-year
◾Net income of $1.21 billion in 2022 and diluted EPS of $0.31
◾Adjusted EBITDA(2) reached $2.83 billion
◾SiriusXM achieved financial guidance in 2022; reported full-year self-pay net additions of

348 thousand

◾SiriusXM issued 2023 financial guidance
oLiberty Media’s ownership of SiriusXM was 82.4% as of January 31, 2023
●Attributed to Formula One Group
oF1 confirmed record 23 race calendar for 2023, beginning March 5th in Bahrain
o2022 fan attendance of 5.7 million, up 36% compared to 2019
oCumulative TV viewers of 1.54 billion in 2022
◾Social media followers up 23% to 61 million
◾Cumulative TV viewership in US up 36%
oSecured Qatar Airways as Global Airline Partner under multi-year agreement
oRefinanced F1 Term Loan B and revolving credit facility and raised new Term Loan A

o	Announced global charity partnership with UNICEF focused on providing quality education to children from vulnerable communities
●	Attributed to Braves Group
o	Battery development generated strong $16 million of operating income and $28 million of net operating income (“NOI”)(2) in 2022

“Formula 1 capped off an incredible 2022, with growing fan enthusiasm and success with commercial partners driving record engagement, revenue and adjusted OIBDA. The Atlanta Braves made smart additions to their roster in the off-season. We expect to complete the planned split-off of the Braves and the creation of the Liberty Live Group tracking stock in the second quarter, which should better highlight the value of their underlying assets and enhance investor choice,” said Greg Maffei, Liberty Media President and CEO. “Despite a challenging automotive and advertising market, SiriusXM delivered its financial guidance in 2022 and reached new records for revenue and churn. The company commands the largest paid share-of-ear in the car and is making important technological investments to capitalize on this position.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2022 to the same period in 2021.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2022. Approximately $13 million and $39 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2022, respectively.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2022	% Change	2021	2022	% Change

	amounts in millions			amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,281	$2,283	—%	$8,696	$9,003	4%
Total Liberty SiriusXM Group	$2,281	$2,283	—%	$8,696	$9,003	4%
Operating Income (Loss)
SiriusXM	458	542	18%	1,945	1,958	1%
Corporate and other	(8)	(13)	(63)%	(28)	(39)	(39)%
Total Liberty SiriusXM Group	$450	$529	18%	$1,917	$1,919	—%
Adjusted OIBDA
SiriusXM	669	742	11%	2,770	2,833	2%
Corporate and other	(3)	(8)	(167)%	(15)	(26)	(73)%
Total Liberty SiriusXM Group	$666	$734	10%	$2,755	$2,807	2%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone fourth quarter and full year results on February 2, 2023. For additional detail on SiriusXM’s financial results, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and an investment in Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2022. Approximately $17 million and $56 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2022, respectively.

“Formula 1 saw record attendance at its races in 2022 and we were once again the fastest growing major sport on social media. We are continuing to build fan engagement through our high-quality broadcast, enhanced content on F1 TV, social channels and new immersive experiences including the F1 Arcade and F1 Exhibition products. F1’s global relevance and sustainability efforts are enticing the entry of premier OEMs including Audi and Ford in 2026, and we are confident they will bring significant value to our sport,” said Stefano Domenicali, Formula 1 President and CEO. “We look forward to a record 23 race calendar this year including, in particular, the inaugural Las Vegas Grand Prix.”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2022	2021	2022

	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$787	$754	$2,136	$2,573
Total Formula One Group	$787	$754	$2,136	$2,573
Operating Income (Loss)
Formula 1	$81	$58	$92	$239
Corporate and other	(19)	(17)	(52)	(66)
Total Formula One Group	$62	$41	$40	$173
Adjusted OIBDA
Formula 1	$183	$147	$495	$593
Corporate and other	(15)	(12)	(29)	(42)
Total Formula One Group	$168	$135	$466	$551

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2022	% Change	2021	2022	% Change

	(unaudited)			(unaudited)
	amounts in USD millions			amounts in USD millions
Primary Formula 1 revenue	$615	$568	(8)%	$1,850	$2,107	14%
Other Formula 1 revenue	172	186	8%	286	466	63%
Total Formula 1 revenue	$787	$754	(4)%	$2,136	$2,573	20%
Operating expenses (excluding stock-based compensation included below):
Team payments	(378)	(319)	16%	(1,068)	(1,157)	(8)%
Other cost of Formula 1 revenue	(180)	(208)	(16)%	(421)	(593)	(41)%
Cost of Formula 1 revenue	$(558)	$(527)	6%	$(1,489)	$(1,750)	(18)%
Selling, general and administrative expenses	(46)	(80)	(74)%	(152)	(230)	(51)%
Adjusted OIBDA	$183	$147	(20)%	$495	$593	20%
Stock-based compensation	(5)	(1)	80%	(17)	(3)	82%
Depreciation and Amortization(a)	(97)	(88)	9%	(386)	(351)	9%
Operating income (loss)	$81	$58	(28)%	$92	$239	160%

Number of races in period	7	6		22	22

a)	Includes amortization related to purchase accounting of $90 million and $81 million for the fourth quarters 2021 and 2022, respectively, and $359 million and $325 million for the full years 2021 and 2022, respectively, which is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees. For the year ended December 31, 2022, these revenue streams comprised 28.6%, 36.4% and 16.9%, respectively, of total F1 revenue.

There were 22 and 6 races held in the full year and fourth quarter of 2022, respectively, compared to 22 and 7 races held in the full year and fourth quarter of 2021. The 2021 season was impacted by the pandemic, with attendance at races limited particularly in the first half of the season. Restrictions on fan attendance reduced as 2021 progressed, with all races in the second half of the year operating at either full capacity or with limited restrictions. F1’s results in 2022 were not impacted by capacity limitations, and F1 had record growth in attendance in the grandstands and in the Paddock Club, with numbers well above pre-COVID-19 levels.

Primary F1 revenue grew for the full year with increases across all primary revenue streams. Race promotion revenue grew due to higher fees generated from the mix of events held, with three additional races held outside of Europe compared to 2021 and the return of capacity crowds, whereas limitations on fan attendance in 2021 led to one-time changes in the contractual terms of a limited number of races held. Media rights revenue increased for the full year due to growth in F1 TV subscription revenue and increased fees under new and renewed contractual agreements, and sponsorship revenue increased due to the recognition of revenue from new sponsors.

Primary F1 revenue decreased in the fourth quarter, driven by lower race promotion and media rights revenue primarily due to the impact of one less race held in the fourth quarter of 2022 compared to the prior year period. Race promotion revenue declined due to one less race held, as well as lower fees generated from the different mix of events on the calendar with only three of the same races occurring in both periods. Media rights revenue decreased as contractual increases and growth in F1 TV subscription revenue were offset by the impact of lower proportionate recognition of season-based income (6/22 races took place in the fourth quarter of 2022 compared to 7/22 in the fourth quarter of 2021). Sponsorship revenue increased as the recognition of revenue from new sponsors more than offset the impact of lower proportionate recognition of season-based income.

Other F1 revenue increased in the full year and fourth quarter driven by higher hospitality revenue generated from the Paddock Club, which operated at 19 races with record attendance throughout 2022 compared to 11 events during 2021, as well as higher freight revenue with more races held outside of Europe compared to the prior year and the impact of freight cost inflation on billing rates. Other F1 revenue for the full year also benefited from the ability to undertake a greater scope of activities than was possible in the pandemic-affected first half of 2021.

Operating income and adjusted OIBDA(2) grew for the full year. Team payments increased for the full year driven by the growth in F1 revenue and the associated impact on the calculation of the team payments, which are 100% variable under the 2021 Concorde Agreement. Other cost of F1 revenue is largely variable in nature and is mostly derived from servicing both Primary and Other F1 revenue opportunities. These costs increased in the full year primarily driven by higher freight costs with three more events held outside of Europe and underlying inflation on freight costs, increased Paddock Club costs associated with higher hospitality attendance and servicing eight additional Paddock Club events compared to the prior year, as well as higher commissions and partner servicing costs associated with increased Primary F1 revenue streams and higher Formula 2 and Formula 3 related costs. Selling, general and administrative expense increased in the full year due to higher personnel and IT costs and increased legal and other advisory fees, as well as approximately $19 million of costs associated with the planning and launch of the Las Vegas Grand Prix.

Operating income and adjusted OIBDA decreased in the fourth quarter. Team payments decreased due to the impact of the pro rata recognition of such payments across the race season as one less race was held in the fourth quarter of 2022 compared to the prior year period. This was offset by increased Other cost of F1 revenue due to higher freight costs and costs associated with higher hospitality attendance in the Paddock Club. Selling, general and administrative expense increased in the fourth quarter primarily due to costs associated with the planning and launch of the Las Vegas Grand Prix.

The Liberty SiriusXM Group has an approximate 1.7% intergroup interest (4.2 million notional shares) in the Formula One Group attributed to it as of January 31, 2023. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of January 31, 2023 would have been 234 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP – The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2022. Approximately $3 million and $13 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2022, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2022	2021	2022

	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$102	$53	$568	$588
Total Braves Group	$102	$53	$568	$588
Operating Income (Loss)
Corporate and other	(1)	(31)	20	(28)
Total Braves Group	$(1)	$(31)	$20	$(28)
Adjusted OIBDA
Corporate and other	18	(13)	104	61
Total Braves Group	$18	$(13)	$104	$61

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2021	2022	% Change	2021	2022	% Change

	amounts in millions			amounts in millions
Baseball revenue	$93	$39	(58)%	$526	$535	2%
Mixed-use development revenue	9	14	56%	42	53	26%
Total revenue	$102	$53	(48)%	$568	$588	4%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(62)	(52)	16%	(377)	(434)	(15)%
Selling, general and administrative expenses	(21)	(11)	48%	(80)	(83)	(4)%
Adjusted OIBDA	$19	$(10)	NM	$111	$71	(36)%
Impairment, restructuring and acquisition costs, net of recoveries	—	(1)	NM	—	(6)	NM
Stock-based compensation	(2)	(3)	(50)%	(8)	(9)	(13)%
Depreciation and Amortization	(16)	(14)	13%	(72)	(71)	1%
Operating income (loss)	$1	$(28)	NM	$31	$(15)	NM

Regular season home games in period	3	2		79	81
Postseason home games in period	8	2		8	2
Baseball revenue per home game	$8.5	$9.8		$6.0	$6.4

Baseball revenue is derived from two primary sources: (i) ballpark event revenue (ticket sales, concessions, advertising sponsorships, suites and premium seat fees) and (ii) broadcasting revenue (including national and local broadcast rights). Mixed-use development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

There were 83 and 4 home games (including postseason) played in the full year and fourth quarter of 2022, respectively, compared to 87 and 11 home games played in the comparable prior year periods. In December 2021, the Collective Bargaining Agreement (“CBA”), which requires Major League Baseball (“MLB”) clubs to sign players using a uniform contract, expired and MLB commenced a lockout of the MLB players. As a result of the lockout, the start of the 2022 regular season was delayed and the number of spring training games played was reduced. A new five-year CBA was signed in March 2022 and the regular season began in April. A full 162 game schedule was played in 2022 with no capacity limitations. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to 100% capacity beginning May 7th.

Baseball revenue increased for the full year due to increased capacity and ticket demand at regular season and Spring Training games, World Series related retail revenue and additional special events held at the ballpark including concerts. This increase was partially offset by a decrease in the number of postseason home games, impacting ticket sales and concession revenue, and the absence of revenue from the Professional Development League Clubs which were sold in January 2022. Baseball revenue declined in the fourth quarter primarily driven by the decrease in the number of regular and postseason home games played. Development revenue increased in the full year and fourth quarter due to a reduction in deferred payment arrangements and increases in rental income from various new lease commencements.

Operating income and adjusted OIBDA decreased in the full year and fourth quarter. Revenue growth was more than offset by increased operating costs due to higher player salaries, higher variable concession and retail operating costs and facility and game day expenses driven by an increase in the number of regular season home games in the full year period and higher attendance, an increase in the number of concerts at Truist Park and increased expenses under MLB’s revenue sharing plan. Selling, general and administrative expense increased in the full year and fourth quarter primarily due to increased advertising initiatives for the 2022 season and personnel costs.

The Formula One Group has an approximate 11.0% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group has an approximate 2.9% intergroup interest (1.8 million notional shares) in the Braves Group attributed to them as of January 31, 2023. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of January 31, 2023 would have been 62 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

There were no repurchases of Liberty Media’s common stock (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) from November 1, 2022 through January 31, 2023. The total remaining repurchase authorization for Liberty Media as of February 1, 2023 is approximately $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.T.) on March 1, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of adjusted OIBDA (as defined by Liberty Media), adjusted EBITDA (as defined by SiriusXM) and net operating income (as defined by the Braves) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2022.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2022	12/31/2022
Liberty SiriusXM Group
Live Nation Investment(a)	5,296	4,857
Total Liberty SiriusXM Group	$5,296	$4,857
Formula One Group
Other Monetizable Public Holdings(b)	108	80
Total Formula One Group	$108	$80
Braves Group	N/A	N/A
Total Liberty Media	$5,404	$4,937

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $212 million and $158 million as of September 30, 2022 and December 31, 2022, respectively.
b)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of December 31, 2022
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	1.8	$59	(8.6)	$(278)	6.8	$219
Formula One Group intergroup interest	4.2	$223			(4.2)	$(223)

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2022	12/31/2022
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$264	$362
Formula One Group(b)	2,119	1,733
Braves Group(c)	159	151
Total Consolidated Cash and Cash Equivalents (GAAP)	$2,542	$2,246

Debt:
SiriusXM senior notes(d)	$8,750	$8,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	790	790
2.125% SiriusXM exchangeable senior debentures due 2048(e)	387	387
2.75% SiriusXM exchangeable senior debentures due 2049(e)	586	586
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	—
Other subsidiary debt(f)	921	580
Total Attributed Liberty SiriusXM Group Debt	$13,422	$13,081
Unamortized discount, fair market value adjustment and deferred loan costs	92	62
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$13,514	$13,143

1% cash convertible notes due 2023(e)	27	27
2.25% convertible notes due 2027(e)	475	475
Formula 1 term loans and revolving credit facility(d)	2,902	2,425
Other corporate level debt	65	63
Total Attributed Formula One Group Debt	$3,469	$2,990
Unamortized discount, fair market value adjustment and deferred loan costs	(16)	(43)
Total Attributed Formula One Group Debt (GAAP)	$3,453	$2,947
Formula 1 leverage(g)	2.8x	2.7x

Atlanta Braves debt	601	546
Total Attributed Braves Group Debt	$601	$546
Deferred loan costs	(3)	(4)
Total Attributed Braves Group Debt (GAAP)	$598	$542

Total Liberty Media Corporation Debt (GAAP)	$17,565	$16,632

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a)	Includes $39 million and $57 million of cash held at SiriusXM as of September 30, 2022 and December 31, 2022, respectively.
b)	Includes $1,115 million and $752 million of cash held at F1 as of September 30, 2022 and December 31, 2022, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $15 million and $22 million as of September 30, 2022 and December 31, 2022, respectively.
d)	Outstanding principal amount of Senior Notes or Term Loan with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility and term loan.
g)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media, SiriusXM, F1 and Braves Holdings are in compliance with their debt covenants as of December 31, 2022.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased $98 million during the fourth quarter as cash from operations at SiriusXM more than offset return of capital and debt repayment at SiriusXM. Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at December 31, 2022 is $57 million held at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance. Liberty SiriusXM Group received $78 million of dividends from SiriusXM during the quarter and $1,090 million of dividends for the full year ended December 31, 2022, including approximately $802 million received from the special cash dividend in the first quarter. Total debt attributed to Liberty SiriusXM Group decreased $341 million during the fourth quarter due to debt repayment under SiriusXM’s revolving credit facility.

Total cash and liquid investments attributed to Formula One Group decreased $386 million during the fourth quarter as the net debt repayment in conjunction with F1’s refinancing in the quarter more than offset cash from operations at F1. Total debt attributed to Formula One Group decreased $479 million in the fourth quarter. On November 23, 2022, F1 replaced its previous $500 million revolving credit facility with a new $500 million revolving credit facility with an extended maturity to January 15, 2028, and replaced the previous $2,902 million Term Loan B with a new Term Loan A of $725 million due January 15, 2028 and a refinanced Term Loan B of $1,700 million due January 15, 2030. The new Term Loan A amortizes over the life of the agreement with quarterly principal payments payable on March 31, June 30, September 30, and December 31 of each year until maturity. F1 paid down $477 million of debt in connection with the refinancing using cash on hand. As of December 31, 2022 the revolving credit facility was undrawn.

Total cash and liquid investments attributed to the Braves Group decreased $8 million during the fourth quarter as cash from operations and distributions from equity method affiliates was more than offset by net debt repayment. Total debt attributed to the Braves Group decreased $55 million during the fourth quarter due to repayment under the Braves team revolver.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will discuss Liberty Media's earnings release in a conference call which will begin at 10:00 a.m. (E.T.) on March 1, 2023. The call can be accessed by dialing (877) 704-2829 or +1 (215) 268-9864, passcode 13735794 at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, Formula 1’s race calendar, new races and the planned entry of premier OEMs and our planned split-off and reclassification of tracking stocks, the continuation of our stock repurchase plan and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media, changes in law, including consumer protection laws, and their enforcement, the direct and indirect impacts of the COVID-19 pandemic, including on general market conditions, and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2022 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$362	151	1,733	—	2,246
Trade and other receivables, net	669	45	123	—	837
Other current assets	523	78	167	—	768
Total current assets	1,554	274	2,023	—	3,851
Intergroup interests	282	—	219	(501)	—
Investments in affiliates, accounted for using the equity method	823	95	34	—	952

Property and equipment, at cost	2,957	1,008	516	—	4,481
Accumulated depreciation	(1,840)	(278)	(108)	—	(2,226)
	1,117	730	408	—	2,255

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,101	24	3,163	—	4,288
Other assets	551	54	1,213	(7)	1,811
Total assets	$30,479	1,477	11,016	(508)	42,464

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$7	(7)	—	—	—
Accounts payable and accrued liabilities	1,405	55	396	—	1,856
Current portion of debt	1,543	75	61	—	1,679
Deferred revenue	1,321	105	347	—	1,773
Other current liabilities	68	5	29	—	102
Total current liabilities	4,344	233	833	—	5,410
Long-term debt	11,600	467	2,886	—	14,953
Deferred income tax liabilities	2,054	54	—	(7)	2,101
Redeemable intergroup interests	—	278	223	(501)	—
Other liabilities	584	151	139	—	874
Total liabilities	18,582	1,183	4,081	(508)	23,338
Equity / Attributed net assets	8,759	294	6,910	—	15,963
Noncontrolling interests in equity of subsidiaries	3,138	—	25	—	3,163
Total liabilities and equity	$30,479	1,477	11,016	(508)	42,464

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2022 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$9,003	—	—	9,003
Formula 1 revenue	—	—	2,573	2,573
Other revenue	—	588	—	588
Total revenue	9,003	588	2,573	12,164
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,802	—	—	2,802
Programming and content	604	—	—	604
Customer service and billing	497	—	—	497
Other	227	—	—	227
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	1,750	1,750
Subscriber acquisition costs	352	—	—	352
Other operating expenses	285	434	—	719
Selling, general and administrative	1,638	105	288	2,031
Impairment, restructuring and acquisition costs, net of recoveries	68	6	—	74
Depreciation and amortization	611	71	362	1,044
	7,084	616	2,400	10,100
Operating income (loss)	1,919	(28)	173	2,064
Other income (expense):
Interest expense	(511)	(29)	(149)	(689)
Share of earnings (losses) of affiliates, net	67	32	—	99
Unrealized gain/(loss) on inter-group interests	(19)	(35)	54	—
Realized and unrealized gains (losses) on financial instruments, net	471	13	115	599
Gains (losses) on dilution of investment in affiliate	10	—	—	10
Other, net	32	20	58	110
	50	1	78	129
Earnings (loss) before income taxes	1,969	(27)	251	2,193
Income tax (expense) benefit	(467)	(8)	311	(164)
Net earnings (loss)	1,502	(35)	562	2,029
Less net earnings (loss) attributable to the noncontrolling interests	210	—	17	227
Less net earnings (loss) attributable to the redeemable noncontrolling interests	—	—	(13)	(13)
Net earnings (loss) attributable to Liberty stockholders	$1,292	(35)	558	1,815

(1) Includes stock-based compensation expense as follows:
Programming and content	34	—	—	34
Customer service and billing	6	—	—	6
Other	6	—	—	6
Other operating expenses	39	—	—	39
Selling, general and administrative	124	12	16	152
Stock compensation expense	$209	12	16	237

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2021 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,696	—	—	8,696
Formula 1 revenue	—	—	2,136	2,136
Other revenue	—	568	—	568
Total revenue	8,696	568	2,136	11,400
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,672	—	—	2,672
Programming and content	559	—	—	559
Customer service and billing	501	—	—	501
Other	236	—	—	236
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	1,489	1,489
Subscriber acquisition costs	325	—	—	325
Other operating expenses	265	377	—	642
Selling, general and administrative	1,598	99	210	1,907
Impairment, restructuring and acquisition costs, net of recoveries	20	—	—	20
Depreciation and amortization	603	72	397	1,072
	6,779	548	2,096	9,423
Operating income (loss)	1,917	20	40	1,977
Other income (expense):
Interest expense	(495)	(24)	(123)	(642)
Share of earnings (losses) of affiliates, net	(253)	30	23	(200)
Unrealized gain/(loss) on inter-group interests	121	(31)	(90)	—
Realized and unrealized gains (losses) on financial instruments, net	(433)	3	(21)	(451)
Gains (losses) on dilution of investment in affiliate	152	—	—	152
Other, net	(60)	(1)	14	(47)
	(968)	(23)	(197)	(1,188)
Earnings (loss) before income taxes	949	(3)	(157)	789
Income tax (expense) benefit	(74)	(8)	37	(45)
Net earnings (loss)	875	(11)	(120)	744
Less net earnings (loss) attributable to the noncontrolling interests	276	0	16	292
Less net earnings (loss) attributable to the redeemable noncontrolling interests	—	—	54	54
Net earnings (loss) attributable to Liberty stockholders	$599	(11)	(190)	398

(1) Includes stock-based compensation expense as follows:
Programming and content	33	—	—	33
Customer service and billing	6	—	—	6
Other	6	—	—	6
Other operating expenses	36	—	—	36
Selling, general and administrative	134	12	29	175
Stock compensation expense	$215	12	29	256

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2022 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,502	(35)	562	2,029
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	611	71	362	1,044
Stock-based compensation	209	12	16	237
Non-cash impairment and restructuring costs	65	5	—	70
Share of (earnings) loss of affiliates, net	(67)	(32)	—	(99)
Unrealized (gains) losses on intergroup interests, net	19	35	(54)	—
Realized and unrealized (gains) losses on financial instruments, net	(471)	(13)	(115)	(599)
Noncash interest expense	19	2	5	26
Losses (gains) on dilution of investment in affiliate	(10)	—	—	(10)
Loss (gain) on early extinguishment of debt	(21)	—	(14)	(35)
Deferred income tax expense (benefit)	329	(10)	(306)	13
Intergroup tax allocation	91	18	(109)	—
Intergroup tax (payments) receipts	(80)	8	72	—
Other charges (credits), net	10	1	(1)	10
Changes in operating assets and liabilities
Current and other assets	80	(10)	(87)	(17)
Payables and other liabilities	(327)	1	203	(123)
Net cash provided (used) by operating activities	1,959	53	534	2,546
Cash flows from investing activities:
Subsidiary initial public offering proceeds returned from (invested in) trust account	—	—	579	579
Cash proceeds from dispositions of investments	66	48	53	167
Cash (paid) received for acquisitions, net of cash acquired	(136)	—	—	(136)
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(52)	(58)
Return of investments in equity method affiliates	1	28	9	38
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	2	—	—	2
Capital expended for property and equipment, including internal-use software and website development	(426)	(18)	(291)	(735)
Other investing activities, net	1	—	96	97
Net cash provided (used) by investing activities	(493)	53	394	(46)
Cash flows from financing activities:
Borrowings of debt	3,150	155	2,884	6,189
Repayments of debt	(3,553)	(309)	(3,564)	(7,426)
Repayment of initial public offering proceeds to subsidiary shareholders	—	—	(579)	(579)
Intergroup (repayments) borrowings	78	(14)	(64)	—
Liberty stock repurchases	(358)	—	(37)	(395)
Subsidiary shares repurchased by subsidiary	(647)	—	—	(647)
Cash dividends paid by subsidiary	(249)	—	—	(249)
Taxes paid in lieu of shares issued for stock-based compensation	(147)	—	24	(123)
Other financing activities, net	24	(9)	67	82
Net cash provided (used) by financing activities	(1,702)	(177)	(1,269)	(3,148)
Net increase (decrease) in cash, cash equivalents and restricted cash	(236)	(71)	(341)	(648)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$370	173	1,733	2,276

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2021 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$875	(11)	(120)	744
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	603	72	397	1,072
Stock-based compensation	215	12	29	256
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	253	(30)	(23)	200
Unrealized (gains) losses on intergroup interests, net	(121)	31	90	—
Realized and unrealized (gains) losses on financial instruments, net	433	(3)	21	451
Noncash interest expense	15	—	1	16
Losses (gains) on dilution of investments in affiliate	(152)	—	—	(152)
Loss (gain) on early extinguishment of debt	83	—	(3)	80
Deferred income tax expense (benefit)	(12)	12	(41)	(41)
Intergroup tax allocation	9	(4)	(5)	—
Intergroup tax (payments) receipts	(2)	7	(5)	—
Other charges (credits), net	(15)	20	(3)	2
Changes in operating assets and liabilities
Current and other assets	(59)	(43)	(2)	(104)
Payables and other liabilities	(255)	(1)	145	(111)
Net cash provided (used) by operating activities	1,894	62	481	2,437
Cash flows from investing activities:
Subsidiary initial public offering proceeds returned from (invested in) trust account	—	—	(575)	(575)
Cash proceeds from dispositions of investments	177	2	204	383
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Investments in equity method affiliates and debt and equity securities	(73)	—	(179)	(252)
Return of investments in equity method affiliates	1	—	39	40
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	12	—	—	12
Capital expended for property and equipment, including internal-use software and website development	(388)	(35)	(17)	(440)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	(4)	8	(72)	(68)
Net cash provided (used) by investing activities	(64)	(25)	(600)	(689)
Cash flows from financing activities:
Borrowings of debt	6,294	117	—	6,411
Repayments of debt	(5,872)	(93)	(322)	(6,287)
Liberty stock repurchases	(500)	—	(55)	(555)
Subsidiary shares repurchased by subsidiary	(1,523)	—	—	(1,523)
Proceeds from initial public offering of subsidiary	—	—	575	575
Cash dividends paid by subsidiary	(58)	—	—	(58)
Taxes paid in lieu of shares issued for stock-based compensation	(106)	—	(48)	(154)
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(83)	(2)	(22)	(107)
Net cash provided (used) by financing activities	(2,232)	22	512	(1,698)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(3)	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(402)	59	390	47
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$606	244	2,074	2,924

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP. Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2021 and December 31, 2022, respectively.

(amounts in millions)	4Q21	4Q22	2021	2022
Liberty SiriusXM Group
Operating income (loss)	$450	$529	$1,917	$1,919
Depreciation and amortization	152	150	603	611
Stock compensation expense	57	57	215	209
Impairment, restructuring and acquisition costs, net of recoveries	7	(2)	20	68
Adjusted OIBDA	$666	$734	$2,755	$2,807

Formula One Group
Operating income (loss)	$62	$41	$40	$173
Depreciation and amortization	98	90	397	362
Stock compensation expense	8	4	29	16
Adjusted OIBDA	$168	$135	$466	$551

Braves Group
Operating income (loss)	$(1)	$(31)	$20	$(28)
Depreciation and amortization	16	14	72	71
Stock compensation expense	3	3	12	12
Impairment, restructuring and acquisition costs, net of recoveries	—	1	—	6
Adjusted OIBDA	$18	$(13)	$104	$61

Liberty Media Corporation (Consolidated)
Operating income (loss)	$511	$539	$1,977	$2,064
Depreciation and amortization	266	254	1,072	1,044
Stock compensation expense	68	64	256	237
Impairment, restructuring and acquisition costs, net of recoveries	7	(1)	20	74
Adjusted OIBDA	$852	$856	$3,325	$3,419

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt; (ii) share-based payment expense; (iii) impairment, restructuring and acquisition costs; (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2021	2022
($ in millions)
Net income:	$1,314	$1,213
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	20	64
Share-based payment expense	202	197
Depreciation and amortization	533	536
Interest expense	415	422
Loss on extinguishment of debt	83	—
Other expense (income)	(9)	9
Income tax (benefit) expense	212	392
Adjusted EBITDA	$2,770	$2,833

SCHEDULE 3

This press release also includes a presentation of net operating income for the Battery development, which is a non-GAAP financial measure used by the Braves, together with a reconciliation from operating income for the Battery development. Liberty Media and the Braves define net operating income for the Battery development as operating income for the Battery development less parking & other revenue, plus corporate overhead, stock-based compensation and depreciation and amortization.

Liberty Media and the Braves believe net operating income for the Battery development is an important indicator of the operational strength and performance of the Battery development. Liberty Media and the Braves view operating income as the most directly comparable GAAP measure. Net operating income is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media and the Brave's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of net operating income for the Battery development to operating income for the Battery development for the twelve months ended December 31, 2022.

Unaudited
For the Year Ended
December 31, 2022
($ in millions)
Operating Income - Battery development	$16
Parking / other	(10)
Corporate overhead	2
Stock-based compensation(1)	2
Depreciation / amortization	18
Net Operating Income - Battery development	$28

(1)	Stock-based compensation is unallocated between the Braves and the Battery Development, amount included for illustrative purposes.